EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Nine Months Ended December 31, 2011

WOOSTER, Ohio, Jan. 27, 2012 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $510,000 or $0.18 per diluted share for the quarter ended December 31, 2011, as compared to $476,000 or $0.16 per diluted share for the quarter ended December 31, 2010. The increase in earnings was primarily due to a decrease in noninterest expenses, which consisted of a reduction in the provision for impairment on foreclosed assets held for sale, reduced provision for federal income taxes and an increase in net interest income and other income. These increases were partially offset by an increased provision for loan losses. The return on average equity and return on average assets for the 2011 quarter were 5.15% and 0.50%, respectively, compared to 4.93% and 0.46%, respectively, for the 2010 quarter.

Net interest income increased $29,000 for the quarter ended December 31, 2011, compared to the quarter ended December 31, 2010. Interest income decreased $357,000 during the 2011 quarter due to continued overall low market interest rates compared to the 2010 quarter. The lower market rate environment resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments. Interest expense decreased $386,000 mainly due to lower market interest rates paid on deposits and advances from the Federal Home Loan Bank of Cincinnati in the 2011 quarter compared to the 2010 quarter.

Provision for loan losses increased to $294,000 from $120,000 during the 2011 quarter compared to the 2010 quarter. The increase was mainly due to an additional allocated allowance required as a result of further valuation of impaired loans, additional charge-offs and loan growth for the quarter.

Noninterest income increased $31,000 for the quarter ended December 31, 2011 compared to the quarter ended December 31, 2010. The increase was mainly due to an increase of $21,000 in BOLI income, $20,000 increase in service fee income mainly related to sales of non-deposit investment products, a gain on sale of residential mortgage loans of $17,000 and trust income of $9,000. These increases were partially offset by a decrease in gain on disposal of real estate acquired through foreclosure of $36,000.

Noninterest expense decreased $117,000 for the quarter ended December 31, 2011 compared to the quarter ended December 31, 2010. The decrease was primarily due to a $90,000 decrease in provision for impairment on foreclosed assets held for sale and a $41,000 decrease in federal deposit insurance premiums due to lower assessment rates for the 2011 period compared to the 2010 period. These decreases were slightly offset by an increase in occupancy and equipment expense mainly due to additional amortizing capital items and noncapital equipment maintenance costs.

For the nine month period ended December 31, 2011, net income totaled $1.3 million or $0.46 per diluted share, compared to net income of $1.8 million, or $0.61 per diluted share for the nine month period ended December 31, 2010. The decrease in earnings was primarily due to an increase in both provision for loan losses and provision for impairment on foreclosed assets held for sale, which was partially offset by reduced provision for federal income taxes. The return on average equity and return on average assets for the nine month period ended December 31, 2011 were 4.49% and 0.43%, respectively, compared to 6.25% and 0.58%, respectively, for the nine month period ended December 31, 2010.

Net interest income decreased $10,000 for the nine months ended December 31, 2011 compared to the nine months ended December 31, 2010. Interest income decreased during the 2011 period due to continued overall low market interest rates compared to the 2010 period.   Interest expense decreased $1.1 million mainly due to lower market interest rates paid on deposits and borrowings in the 2011 nine month period compared to the comparable 2010 period.

Provision for loan losses increased $376,000 to $806,000 during the 2011 nine month period compared to the 2010 nine month period. The increase was mainly due to additional allocated allowance required for real estate property that serves as collateral for impaired loans.

Noninterest income increased $27,000 for the nine months ended December 31, 2011 compared to the same period ended December 31, 2010 mainly due to increased trust income and increased fee income related to the sales of non-deposit investment products, both of which are non-recurring in nature, and increased BOLI income. These increases were partially offset with reduced gain on sale of residential mortgage loans and a decrease in gain on disposal of real estate acquired through foreclosure.

Noninterest expense increased $382,000 for the nine months ended December 31, 2011 compared to the nine months ended December 31, 2010. The increase was mainly due to a $344,000 increase in the provision for impairment on foreclosed assets held for sale, to $681,000 for the nine months ended December 31, 2011 compared to a total of $337,000 for the nine months ended December 31, 2010. Provision for impairment on foreclosed assets held for sale of $508,000 was related to a single commercial real estate property, and an increase of $100,000 in salaries and employee benefits. Salaries and employee benefits increased as a result of additional staffing to continue our commercial lending growth, merit increases and increased commission based compensation period over period. Occupancy and equipment expense increased $75,000 mainly due to additional amortizing capital items and noncapital equipment maintenance costs. Federal deposit insurance premiums decreased by $124,000 due to lower assessment rates for the 2011 period compared to the 2010 period.

At December 31, 2011, Wayne Savings Bancshares, Inc. reported total assets of $410.1 million, an increase of $2.4 million from March 31, 2011. Cash and cash equivalents increased $11.5 million mainly due to deposit growth. Net loans decreased $7.9 million to $232.1 million at December 31, 2011 compared to $240.0 million at March 31, 2011 as loan demand was weak. The allowance for loan losses totaled $3.9 million, or 1.66% of net loans, at December 31, 2011 compared to $3.2 million, or 1.33% of net loans, at March 31, 2011. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $7.1 million at December 31, 2011, or 3.0% of total loans, a decrease of $300,000 from the March 31, 2011 balance of $7.4 million, or 3.03% of total loans. Deposits totaled $333.8 million at December 31, 2011, a $13.8 million, or 4.3%, increase from $320.1 million at March 31, 2011. The increase in deposits was used to pay down FHLB borrowings by $12.9 million during the nine months, with the remainder being retained in cash and investment securities. Advances from the FHLB totaled $26.6 million at December 31, 2011 compared to $39.5 million at March 31, 2011. Stockholders' equity amounted to $39.7 million, or 9.68% of total assets at December 31, 2011, an increase of $1.4 million from $38.3 million, or 9.39% of total assets at March 31, 2011. The increase in stockholders' equity was mainly due to an increase of $576,000 in accumulated other comprehensive income from gains on available-for-sale securities and net income of $1.3 million, partially offset by dividends paid of $540,000.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended December 31,

	2011	2010

Quarterly Results

Net Interest Income	$3,162	$3,133
Net Income	$510	$476
Earnings Per Share:
Basic	$ 0.18	$ 0.16
Diluted	$ 0.18	$ 0.16
Return on Average Assets (Annualized)	0.50%	0.46%
Return on Average Equity (Annualized)	5.15%	4.93%

	For the Nine Months
	ended December 31,

	2011	2010

Year to Date Results

Net Interest Income	$9,629	$9,639
Net Income	$1,334	$1,793
Earnings Per Share:
Basic	$ 0.46	$ 0.61
Diluted	$ 0.46	$ 0.61
Return on Average Assets (Annualized)	0.43%	0.58%
Return on Average Equity (Annualized)	4.49%	6.25%

	December 31,	March 31,
	2011	2011

End of Period Data

Total Assets	$410,097	$407,738
Stockholders' Equity to Total Assets	9.68%	9.39%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$13.22	$12.74

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data --- unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Interest income	$ 4,024	$ 4,381	$ 12,608	$ 13,689
Interest expense	862	1,248	2,979	4,050
Net interest income	3,162	3,133	9,629	9,639
Provision for loan losses	294	120	806	430
Net interest income after provision for loan losses	2,868	3,013	8,823	9,209
Noninterest income	515	484	1,490	1,463
Noninterest expense	2,791	2,908	8,745	8,363
Income before federal income taxes	592	589	1,568	2,309
Provision for federal income taxes	82	113	234	516
Net income	$ 510	$ 476	$ 1,334	$ 1,793

Earnings per share
Basic	$ 0.18	$ 0.16	$ 0.46	$ 0.61
Diluted	$ 0.18	$ 0.16	$ 0.46	$ 0.61

Dividends per share	$ 0.06	$ 0.06	$ 0.18	$ 0.18

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	December 31, 2011	March 31, 2011
	(Unaudited)
ASSETS

Cash and cash equivalents	$19,816	$8,271
Investment securities, net (1)	132,316	132,547
Loans receivable, net	232,099	239,993
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,165	6,892
Foreclosed assets held for sale, net	1,283	2,214
Other assets	12,393	12,796
TOTAL ASSETS	$410,097	$407,738

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$333,848	$320,072
Other short-term borrowings	5,278	6,373
Federal Home Loan Bank Advances	26,597	39,507
Accrued interest payable and other liabilities	4,659	3,507
TOTAL LIABILITIES	370,382	369,459

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,986	35,997
Retained earnings	16,635	15,828
Shares acquired by ESOP	(655)	(719)
Treasury Stock, at cost - 974,618 shares	(14,530)	(14,530)
Accumulated other comprehensive income	1,881	1,305
TOTAL STOCKHOLDERS' EQUITY	39,715	38,279

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$410,097	$407,738
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767